Exhibit 99.3

Employee Q&A

1.	What was announced today?

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Adverum has entered into a definitive agreement to be acquired by Eli Lilly and Company (Lilly) for a purchase price of $3.56 per share in cash plus one non-tradeable contingent value right (or CVR) per share that entitles the holder to receive up to two contingent cash payments of up to an aggregate of $8.91 per share, payable upon achievement of specified regulatory and commercial milestones for total consideration of up to $12.47.

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To get to closing, there are additional steps that need to occur, including the satisfaction or waiver of required closing conditions, such as the tender of at least a majority of Adverum’s outstanding common stock in the tender offer Lilly will commence.

•	We currently expect that closing will occur in the fourth quarter of 2025.

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When we join the Lilly team, Adverum will have access to Lilly’s global research, clinical, regulatory and commercial capabilities, and will be in an even stronger position to develop Ixo-vec in hopes of bringing it to patients worldwide and to address the unmet need in wet AMD.

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Today’s announcement is a testament to the remarkable work all of us have done to bring a novel gene therapy to the clinic with the aim to change the treatment paradigm and transform the lives of millions of patients with wet AMD worldwide.

•	Additional details of the transaction will be made publicly available in Lilly and Adverum’s SEC filings.

2.	Why is Lilly acquiring Adverum? Why now?

•	The transaction enables Lilly to reinforce its position in the growing gene therapy space with a phase 3 asset for wet AMD

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Lilly is excited to build on Adverum’s pioneering work and pursue the science behind Ixo-vec to meet the high unmet need in wet AMD, and sees this as an opportunity to potentially redefine the standard of care in retinal disease.

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Through Lilly’s strong research, clinical, regulatory capabilities and global footprint, Lilly believes it is well positioned to advance the development of Ixo-vec and eventually bring it to patients pending a successful Phase 3 trial and regulatory approvals.

3.	Why did Adverum agree to be purchased by Lilly?

•	Our Board of Directors regularly reviews opportunities to ensure we are pursuing the best path to advance our strategy and enhance value for stockholders.

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Our Board of Directors evaluated the transaction in a thoughtful and deliberate manner, which included thorough negotiation and a close review of our company’s outlook. The Board of Directors believes that combining our company with Lilly brings significant expertise in research, development, and regulatory capabilities and is in the best interest of our shareholders.

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In addition, we believe that Lilly’s global research, clinical, and regulatory capabilities will increase the probability of success in advancing the development of our intravitreal, single-administration gene therapy and the potential to restore and preserve vision for millions of patients living with wet AMD.

4.	When is the transaction expected to close?

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The transaction is currently expected to close in the fourth quarter of 2025, subject to the satisfaction or waiver of required customary closing conditions, including the tender of at least a majority of Adverum’s outstanding common stock in the tender offer.

•	Adverum and Lilly will continue to operate as separate, independent entities prior to the closing of the transaction.

5.	What will the integration of Adverum into Lilly look like?

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Adverum and Lilly will work together on an integration plan. After the transaction closes, Adverum will have access to Lilly’s global research, clinical and regulatory capabilities, and will be in an even stronger position to advance the development of Ixo-vec and accelerate our vision to deliver a transformative One And DoneTM therapy that can potentially restore and preserve vision for millions of patients living with wAMD.

6.	What will happen to Adverum’s headquarters? Company name?

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Until the closing of the transaction, we should plan for business as usual, and Adverum will continue to operate as an independent entity. Integration planning is in process, and we expect further clarity over the coming weeks.

7.	What does this mean for me? Is there anything that changes now? Will Lilly be involved in any decision-making/ day-to-day activities before the deal closes?

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The announcement of the transaction is just the beginning of the process. We expect the transaction to close in the fourth quarter of 2025. Until that time, Adverum and Lilly will continue to operate as separate, independent entities.

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For the time being, it is business as usual and we need to remain focused on our day-to-day operations, applying the same scientific rigor and patient focus that has driven everything we have done to date. The priority during this time will be to minimize disruptions so that we can continue to focus on Adverum’s mission and the work that needs to get done.

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Adverum employees will continue to report to their current managers and their job responsibilities will remain unchanged. The integration planning is in process, and we expect further clarity over the coming weeks.

8.	What is planned in the coming weeks and months to prepare for the closing?

•	Adverum and Lilly will continue to operate as separate, independent entities prior to the closing of the transaction.

•	Adverum employees will continue to report to their current managers, and their job responsibilities will remain unchanged.

•	Adverum and Lilly are committed to openness throughout this transaction and expect to provide updates on developments, as appropriate.

•	Integration planning is in process. It will be a priority to make certain the interests of both companies, and their employees are considered throughout the process.

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We remain focused on Adverum’s mission. The priority during this time will be to minimize disruptions and we need to remain focused on our day-to-day operations, applying the same scientific rigor and patient focus that has driven everything we have done to date.

•	It is essential that we continue to provide the highest possible standards of service and support in our programs.

9.	What does this transaction mean for patients in our ongoing trials?

•	We expect to continue to serve our patients in the same way we do now.

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Following the closing of the transaction, Adverum will have access to Lilly’s global research, clinical, and regulatory capabilities, and expects to be in an even stronger position to advance development of Ixo-vec and accelerate our vision to deliver this potentially transformative One And Done therapy that can potentially restore and preserve vision for millions of patients living with wet AMD.

10.	Will there be any changes to our leadership?

•	Integration planning is in process, and we expect further clarity over the coming weeks. For now, our leadership team at Adverum will remain in their current roles.

•	Lilly is committed to a thoughtful assessment of the business and plans to develop an organizational structure that will draw on the best from both companies.

•	We expect to keep you informed and updated as more details become available through the process.

11.	Will Adverum still be a public company?

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Adverum will not be a public company after the transaction is completed. Adverum stock will continue to trade until the closing of the transaction, and upon closing Adverum stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934. All CVRs will be non-transferable. Upon the closing of the transaction, Adverum will become a wholly owned subsidiary of Lilly.

12.	What happens to my unvested equity awards if I voluntarily resign prior to the closing of the transaction?

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We are all at-will employees. You have the right to resign at any point. If you voluntarily resign prior to the closing of the transaction, your unvested equity awards will be forfeited in accordance with the terms of the plan and award agreement(s) under which they were granted.

13.	What happens to my stock options?

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We plan to hold a separate session on employee stock options and restricted stock units and / or performance stock units for anyone interested. We’ll send a calendar invite in the coming days to ensure we’re answering your questions.

•	At a basic level, outstanding stock options will become fully vested immediately prior to the closing of the transaction.

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Each stock option with an exercise price less than the $3.56 upfront cash per share price being paid by Lilly will be canceled in exchange for (i) an amount in cash equal to the product of (a) the number of shares subject to the stock option multiplied by (b) the excess, if any, of the $3.56 upfront cash per share price being paid by Lilly over the stock option’s exercise price, which will be paid to you no later than the second regularly scheduled payroll date following the closing of the transaction, and (ii) one CVR per share that entitles you to receive up to two contingent cash payments of up to an aggregate of $8.91 per share in cash payable upon achievement of both specified regulatory and commercial milestones.

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Any stock option with an exercise price equal to or more than the $3.56 upfront cash per share price being paid by Lilly will also become fully vested prior to the closing of the transaction. The holder of such stock option will be able to exercise the stock option prior to the closing of the transaction and participate in the transaction as a holder of shares. Any such stock option not exercised prior to the closing of the transaction will be cancelled for no consideration upon the closing of the transaction.

14.	What happens if I exercise my currently vested stock options before the transaction is effective?

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You may exercise your vested stock options, including those that vest in connection with the transaction, in accordance with our normal procedures for exercising options. Upon the closing of the transaction the Adverum shares delivered to you in connection with the exercise of your vested stock options will be treated as outlined below in Question 16.

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If you are planning to sell your shares, including through a same-day sale, you may do so only pursuant to our policies and procedures for selling shares, including selling only if you are not in possession of material non-public information and after clearance as required by Adverum’s Insider Trading Policy available to you on the Vista page.

15.	What happens to my restricted stock unit awards and performance stock unit awards?

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On the closing date of the transaction, each outstanding and unvested restricted stock unit and performance stock unit will be cancelled in exchange for(i) an amount in cash equal to $3.56 per share, which will be paid to you no later than the second regularly scheduled payroll date following the closing of the transaction and (2) one CVR that entitles the holder to receive up to two contingent cash payments of up to an aggregate of $8.91 per share payable upon achievement of both specified regulatory and commercial milestones.

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If you leave the company for any reason before the closing of the transaction, all of your unvested restricted stock units or performance stock units will be forfeited in accordance with the terms of the plan and award agreement(s) under which they were granted.

•	We plan to go through additional questions on restricted stock units or performance stock units at the separate equity session.

16.	What happens to the Adverum shares that I own?

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Lilly will commence a tender offer to acquire all of Adverum’s outstanding shares for a price of $3.56 per share in cash at closing, plus a non-transferrable CVR to receive up to two contingent cash payments of up to an aggregate of $8.91 per share in cash, payable upon achievement of both specified regulatory and commercial milestones. If you own Adverum shares by any means (including through the exercise of stock options, ESPP, settlement of restricted stock units or performance stock units, or open market purchase) you will be able to tender your shares in the offer. If you continue to own your shares until the closing of the transaction but do not tender your shares in the offer, which is subject to the satisfaction or waiver of certain conditions (including the tender of at least a majority of Adverum’s outstanding common stock), and the offer is consummated, each of your shares of Adverum’s common stock that you did not tender will be cancelled and exchanged for the right to receive the same $3.56 per share plus one non-transferable CVR per share.

17.	What will happen to my benefits? If I continue employment with Adverum, will my compensation and benefits package be the same as the package I currently have?

•	Until the closing of the transaction, we expect to run Adverum as usual. The integration planning is in process, and we expect further clarity over the coming weeks.

•	The Adverum benefit plans will continue at least through the end of the year.

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Please keep in mind that we are very early in the process and we do not have all the answers at this point. We will communicate new information when it becomes available and will provide answers to questions as soon as possible once decisions are made.

•	Lilly has executed a number of these transactions, even in recent weeks. Lilly is committed to working with us to ensure a smooth transition.

18.	Can I post about the acquisition on my social media channels?

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No. You should not post information about the acquisition on any social media channels. Doing so may create business and legal risks for you, Adverum, and Lilly. Please do not discuss, comment on, or respond to discussions on social media regarding the transaction. You can like or repost the Adverum company LinkedIn post relating to the transaction without adding any additional comments.

Forward-looking Statements

This communication contains forward-looking statements regarding Lilly’s proposed acquisition of Adverum, regarding prospective benefits of the proposed acquisition and Adverum’s gene editing programs for retinal disease, regarding potential contingent consideration amounts and terms, regarding the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition, regarding Adverum’s cash runway and prospects, regarding the potential availability of financing under the Promissory Note to Adverum, regarding Adverum’s product candidates and ongoing clinical and preclinical development, and regarding Lilly’s development of programs for ophthalmology and advancement of gene therapies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, including with respect to consummating the proposed acquisition and any competing offers or acquisition proposals for Adverum, drug research, development and commercialization, Adverum’s prospects, uncertainties as to how many of Adverum’s stockholders will tender their stock in the tender offer, the effects of the proposed acquisition (or the announcement thereof) on Adverum’s stock price, relationships with key third parties or governmental entities, regulatory changes and developments, the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, transaction costs, risks that the proposed acquisition disrupts current plans and operations or adversely affects employee retention, potentially diverting management’s attention from Adverum’s ongoing business operations, changes in Adverum’s business during the period between announcement and closing of the proposed acquisition, and any legal proceedings that may be instituted related to the proposed acquisition. Actual results could differ materially due to various factors, risks and uncertainties. Among other things, there can be no guarantee that the proposed acquisition will be completed in the anticipated timeframe or at all, that the conditions required to complete the proposed acquisition or provide Adverum financing under the Promissory Note will be met, that any event, change or other circumstance that could give rise to the termination of the merger agreement or the Promissory Note will not occur, that Lilly will realize the expected benefits of the proposed acquisition, that product candidates will be approved on anticipated timelines or at all, that any products, if approved, will be commercially successful, that all or any of the contingent consideration will become payable on the terms described herein or at all, that Lilly’s financial results will be consistent with its expected 2025 guidance or that Lilly can reliably predict the impact of the proposed acquisition on its financial results or financial guidance. For further discussion of these and other risks and uncertainties, see Lilly’s and Adverum’s most recent Form 10-K and Form 10-Q filings with the U.S. Securities and Exchange Commission (SEC). Except as required by law, neither Lilly nor Adverum undertakes any duty to update forward-looking statements to reflect events after the date of this filing.

Additional Information about the Acquisition and Where to Find It

The tender offer for all of the outstanding shares of Adverum described in this communication has not yet commenced. This communication is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lilly and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of Adverum will only be made pursuant to the tender offer materials that Lilly and its acquisition subsidiary intend to file with the SEC. At the time the tender offer is commenced, Lilly and its acquisition subsidiary will file tender offer materials on Schedule TO, and Adverum will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF ADVERUM ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF ADVERUM SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of Adverum at no expense to them at Lilly’s website at investor.lilly.com and (once they become available) will be mailed to the stockholders of Adverum free of charge. The information contained in, or that can be accessed through, Lilly’s website is not a part of, or incorporated by reference herein. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Lilly and Adverum file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Lilly and Adverum with the SEC for free on the SEC’s website at www.sec.gov.